                            EMPLOYMENT AGREEMENT


     THIS EMPLOYMENT AGREEMENT (this "AGREEMENT"), dated as of July 9, 1998, is made by and between HUGH K. GAGNIER (the "EMPLOYEE"), an individual residing at 5395 Round Meadow Road, Hidden Hills, California 91302, ELTRON INTERNATIONAL, INC., a California corporation (the "COMPANY"), and ZEBRA TECHNOLOGIES CORPORATION, a Delaware corporation ("ZEBRA").


                                  PREAMBLE:

     A. The Company desires to retain Employee as a senior executive of the Company and Employee desires to perform such duties.

     B. Concurrently herewith, the Company, Zebra and SPRUCE ACQUISITION CORP., a Delaware Corporation ("MERGER SUB") are entering into an Agreement and Plan of Merger (as such agreement may hereafter be amended from time to time, the "MERGER AGREEMENT"; capitalized terms used and not defined herein have the respective meanings ascribed to them in the Merger Agreement) pursuant to which Merger Sub will be merged with and into the Company, with the Company continuing as the surviving corporation and as a direct wholly-owned subsidiary of Zebra (the "MERGER").

     C. The effectiveness of this Agreement is expressly conditioned upon consummation of the Merger and the transactions contemplated by the Merger Agreement.

     D. This Agreement, once effective, will supersede all previous employment agreements by and between the Company and Employee (the "PRIOR AGREEMENTS"), which Prior Agreements shall be null and void, having no further force or effect, as of the Effective Time.

     E. In consideration of the continuation of his employment with the Company subsequent to the Merger, Employee has agreed to certain nonsolicitation and noncompetition provisions contained in this Agreement.

                            STATEMENT OF AGREEMENT

     NOW, THEREFORE, in consideration of the foregoing and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Company and Employee agree as follows:

SECTION 1.  EMPLOYMENT, TERM AND DUTIES.

     1.1 EMPLOYMENT. Upon the terms and subject to the conditions contained herein, during the Employment Term (as defined in SECTION 1.2), the Company hereby employs Employee as a senior executive officer of the Company. Employee shall initially report directly



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to the President of Zebra.  Employee hereby accepts such employment, and during the Employment Term shall devote his full business time, skill, energy and attention to the business of the Company, and shall perform his duties in a diligent trustworthy, loyal, businesslike and efficient manner, all for the purpose of advancing the business of the Company. The Company agrees that in the event that Employee's position is eliminated by the Company and Employee is not offered any other comparable position with the Company in the Los Angeles metropolitan area, Employee shall have the right to terminate his employment and Employee shall be entitled to receive all of the benefits set forth in Section 3.4 below.

     1.2 EMPLOYMENT TERM. The Employment Term shall commence as of the Effective Time on the Closing Date and, unless extended by mutual agreement of the parties hereto or sooner terminated or canceled pursuant to SECTION 3 hereof, shall be for a period ending at 11:59 P.M., California time, on December 31, 2000 (the "INITIAL TERM") and shall automatically renew at the end of the Initial Term and on each anniversary thereafter, in each case, for an additional one (1) year period. "EMPLOYMENT TERM" shall mean the Initial Term and any extensions or renewals thereof.

     1.3 DUTIES AND RESPONSIBILITIES. Employee shall serve the Company initially as its Vice President and General Manager of Simi Valley Operations of the Company and shall have the duties and responsibilities associated therewith. Employee initially will be in charge of the engineering, manufacturing and product management areas of the Company's Simi Valley Operations and the managers of such areas will report to Employee. Employee agrees to observe and comply with the policies, procedures and rules of the Company regarding performance of his specific duties and the duties of the Company employees in general, Employee specifically covenants, warrants and represents to the Company that he has the full, complete and entire right and authority to enter into this Agreement that he has no agreement, duty, commitment or responsibility of any kind or nature whatsoever with any other party, person or entity which would conflict in any manner whatsoever with any of his obligations to the Company under this Agreement, and that he is fully ready, willing and able to perform each and all duties and responsibilities set forth in this Agreement.

SECTION 2.  COMPENSATION.

     2.1 BASE SALARY. Subject to annual adjustments as provided below, the Company shall initially pay, and Employee shall be entitled to receive from the Company, a base salary for full-time employment referred to in SECTION 1 hereof, compensation at the rate of $180,000 per year ("BASE SALARY"), payable in equal bi-weekly installments. The Company shall make all deductions, withholdings and/or payments that are required by law from the gross sums payable pursuant to the provisions of this SECTION 2.

     2.2 ADJUSTMENT. During the Employment Term, the Base Salary and Incentive Bonus (as defined in SECTION 2.3) which Employee is entitled to receive will be reviewed each December by the Compensation Committee of the Board of Directors and shall be adjusted effective January 1 of each year. The Base Salary and Incentive Bonus will be determined at the sole discretion of the Compensation Committee, but in no event will the Base Salary be decreased.

     2.3 INCENTIVE BONUS. An incentive bonus may be awarded to Employee. The incentive bonus shall be in an amount not to exceed seventy-five percent (75%) of Employee's Base Salary for the fiscal year in respect of which a bonus is payable (the "INCENTIVE BONUS"). The Incentive Bonus which Employee shall be entitled to receive will be based on the audited financial statements of the Company, and will be calculated based on the criteria determined by the Compensation Committee of the Board of Directors described in APPENDIX I.

     In the event that either the nature of the Company changes by virtue of a merger, acquisition or similar event or if Employee is called upon to serve in a substantially different role by the Company, the bonus criteria will be reviewed and revised to reflect such terms as are mutually acceptable to both Employee and the Compensation Committee of the Company's Board of Directors.

     2.4 STOCK OPTION PLANS. Employee shall be eligible to participate in the Company's Stock Option Plans. Notwithstanding any terms to the contrary contained in any Stock Option Agreement all stock options received by Employee from the Company shall immediately accelerate upon a Change in Control (as defined in SECTION 3.5).

     2.5 EXPENSES. The Company shall reimburse Employee for all ordinary and necessary expenses incurred and paid by him in the course of the performance of his duties pursuant to this Agreement and consistent with the Company's policies in effect from time to time with respect to travel, entertainment and other business expenses, and subject to the Company's requirements with respect to the manner of reporting such expenses. The Company shall continue in effect (or substitute on a comparable basis) the major medical, hospitalization, life, travel, accident and disability insurance policies covering Employee and/or his eligible dependents.

     2.6 BENEFIT PLANS AND OTHER FRINGE BENEFITS. Employee and his dependents that are eligible will be permitted to participate in medical, life insurance and disability plans now made available generally by the Company to its employees or which may be made generally available in the future, subject to, and on a basis consistent with the terms, conditions and administration of each such plan.

     It will not constitute a breach of this Agreement if the Company unilaterally modifies, reduces or eliminates any of the benefits under any of these plans if such modifications, reduction or elimination applies equally to all similarly situated eligible participants in such plans.

     2.7 ZEBRA STOCK OPTIONS. On the Closing Date, but in no event prior to the Effective Time, Employee shall be granted an option to purchase 22,000 shares of Class A Common Stock of Zebra (the "COMMON STOCK") at an exercise price per share equal to the closing price of the Common Stock on the Closing Date as reported by the Nasdaq National Market ("NASDAQ"). In the event a closing price is not reported by Nasdaq, the price per share shall be equal
to the closing price as reported by the Wall Street Journal.   Such option
shall be granted in accordance with the Zebra 1997 Stock Option Plan attached hereto as EXHIBIT C and upon the terms and conditions set forth in Zebra's customary form of stock option certificate;

provided, that such option shall immediately become exercisable in the event that the Company terminates this Agreement pursuant to Section 3.4 hereof.

     2.8 ELTRON STOCK OPTIONS. The parties acknowledge and agree that all options to acquire common stock of the Company previously granted to Employee shall become automatically fully vested at the strike price at the time of such grant upon commencement of the Employment Term.

SECTION 3.  TERMINATION.

     3.1 TERMINATION OF EMPLOYMENT FOR CAUSE. The Company may at any time during the term of this Agreement, by written notice, terminate the employment of Employee For Cause (as defined below). In such event, Employee shall be entitled to receive any unpaid amounts of Base Salary and Incentive Bonus for services provided by Employee to the Company up to and including the date of termination of the employment of Employee, but under no circumstances whatsoever shall Employee be entitled to receive any other compensation of any kind or nature whatsoever, including without limitation, for any period of time after the date of the termination of the employment of Employee. The following shall be deemed to constitute the types of acts or conduct which shall constitute grounds for termination of Employee's employment "FOR CAUSE" by written notice pursuant to this Agreement:

     (a) The conviction (notwithstanding any possible or pending appeal) of Employee of any felony; PROVIDED, HOWEVER, that prior to any conviction, but while charged with a felony, the Company may, at its discretion, suspend Employee with or without pay;

     (b) Any material breach by Employee of any term, provision or covenant contained in this Agreement and the failure of Employee to cure the same within a reasonable period of time not to exceed sixty (60) days of receipt of written notice of such failure (which notice must state specifically and precisely what action or inaction by the Employee constitutes the breach and what Employee must do or not do to correct the breach) and the demand that the same be cured;

     (c) The persistent and willful failure, neglect, inability or refusal of Employee to perform in all material respects his duties and responsibilities under this Agreement and the failure to cure the same within fifteen (15) days of receipt of written notice (which notice must state specifically and precisely what action or inaction by the Employee constitutes the breach and what Employee must do or not do to correct the breach) of such failure and the demand that the same be cured; or

     (d) Any material breach by Employee of any of the Company's policies, practices, rules and/or regulations and the failure to cure the same within fifteen (15) days of receipt of written notice (which notice must state specifically and precisely what action or inaction by the Employee constitutes the breach and what Employee must do or not do to correct the breach) of such failure and the demand that the same be cured.

     3.2 DISABILITY. If during the Employment Term Employee becomes disabled due to illness, injury or similar cause in such a manner that he is unable fully to perform his duties pursuant to this Agreement, he shall be entitled upon certification of such disability by a physician of the Company's choice to a leave of absence from the Company for the duration of such disability as certified by such physician up to but not exceeding the expiration of a period of one (1) year or until the end of the current Employment Term of this Agreement, whichever first occurs. Such period shall not to exceed one (1) year and shall be integrated with any existing Company disability policy, provided, however, in no event shall Employee receive disability income coverage beyond the period of one (1) year except to the extent provided in the Company's disability policy, if any. Employee's salary as provided in this Agreement including the Base Salary and the incentive bonuses (if earned), shall continue to be paid by the Company during any such leave of absence not to exceed one (1) year provided, however, that if Employee receives any payment or payments on account of such disability from any employer-provided, governmental, employee-provided or other program or programs of disability insurance attributable to the one (1) year leave of absence, or when appropriate, such shorter time period the Company shall be obligated to pay to Employee only the difference, if any, between the salary provided to Employee by the Company pursuant to this Agreement for the applicable period and the total amount of any disability insurance payments payable to Employee through or by any such program or programs of disability insurance attributable to the same applicable period. If Employee's absence because of disability continues for more than one (1) year and the term of this Agreement has not expired, the Company shall have the full and unrestricted right, in its sole and exclusive discretion, immediately to terminate Employee's employment by the Company.

     3.3 DEATH OF EMPLOYEE. In the event of the death of Employee during the term of this Agreement, this Agreement shall immediately terminate, and Employee's estate shall be entitled to receive any unpaid amounts of Base Salary and Incentive Bonus for services provided by Employee to the Company up to and including the date of Employee's death and an additional payment equal to the aggregate of Employee's base salary and Incentive Bonus during his last full year of employment by the Company, but under no circumstances whatsoever shall Employee's estate be entitled to receive any other compensation of any kind or nature whatsoever for any period of time after the date of Employee's death.

     3.4 OPTION TO TERMINATE WITHOUT CAUSE. If the Company terminates Employee's employment for any reason other than For Cause, Employee shall be entitled to receive all of the following severance benefits, which shall satisfy all of the Company's liabilities to Employee for any claims related to such termination:

     (a) A continuation of his Base Salary in effect immediately prior to such termination for a period of one (1) year from the date of termination ("CONTINUED BASE SALARY"); and

     (b) During any such period that he is receiving Continued Base Salary, Employee shall also receive medical coverage for himself and his dependents and life insurance for himself, all at a level equivalent (or as nearly equivalent as practicable) to the benefits he was receiving immediately prior to his termination. Employee agrees to cooperate with the Company to facilitate its provision of such benefits to Employee at the lowest reasonable cost. No vacation benefits shall accrue during any such period.

     In any such case, any Continued Base Salary payments shall be made in accordance with the Company's then existing payroll policies. During any period that Employee is receiving Continued Base Salary, Employee agrees to advise and consult with the Company's officers and directors with respect to the Company's affairs if reasonably requested to do so.

     3.5 OPTION TO TERMINATE UPON CHANGE IN CONTROL. Upon a Change in Control (as defined below), Employee shall have the option for a period of up to one (1) year from the date of any Change in Control, to terminate his employment and shall be entitled to receive a lump-sum severance payment equal to one time his then existing annual Base Salary subject to normal withholding requirements (the "SEVERANCE PAYMENT"). Employee shall notify the Company in writing 60 days prior to his decision to terminate based upon said Change in Control. Following such notice and on or before Employee's last day of employment, the Company shall pay Employee the Severance Payment.

     For purposes of this Agreement a "CHANGE IN CONTROL" means the occurrence of any of the following events:

     (i) Any "person" or group (as such terms are used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended) is or becomes the "beneficial owner" (as defined in Rule 13d-3 under said Act), directly or indirectly, of securities of the Company or Zebra representing 50% or more of the total voting power represented by the Company's or Zebra's then outstanding voting securities, as the case may be; or

     (ii) A change in the composition of the Board of Directors of Zebra occurring within any two-year period, as a result of which fewer than a majority of the directors are Incumbent Directors. "INCUMBENT DIRECTORS" shall mean directors who either (A) are directors of Zebra as of the date hereof; or (B) are elected, or nominated for election, to the Board of Directors of Zebra with the affirmative votes of at least a majority of the current directors who were directors at the beginning of such two year period (but shall not include an individual whose election or nomination is proposed in connection with an actual or threatened proxy contest relating to the election of directors for Zebra); or

     (iii) The stockholders of Zebra approve any transaction which would be a reorganization under Delaware law and results in the voting securities of Zebra outstanding immediately prior to the consummation of the transaction continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity) less than fifty percent (50%) of the total voting power represented by the voting securities of the surviving entity outstanding immediately after such merger or consolidation; or

     (iv) The stockholders of Zebra approve a plan of complete liquidation of Zebra or an agreement for the sale or disposition by Zebra of all or substantially all of Zebra's assets.

     Notwithstanding the paragraph above, the following events shall not constitute a Change in Control: (i) any acquisition of beneficial ownership pursuant to a will or the laws of descent and distribution; (ii) any acquisition of beneficial ownership by operation of a trust established prior to such reorganization and merger, created and utilized for estate planning purposes and which was the record holder of 5% or more of the voting; (iii) any acquisition of beneficial ownership pursuant to (A) a reclassification, however effected, of Zebra's authorized stock, or (B) a corporate reorganization involving Zebra or any of its subsidiaries which does not result in a material change in the ultimate ownership by the shareholders or Zebra (through their ownership of Zebra or to the successor to Zebra resulting from the reorganization) of the assets of Zebra and its subsidiaries, if such reclassification or reorganization is approved by the Board of Directors of Zebra; or (iv) the Merger or any transaction contemplated by the Merger Agreement.

     3.6 OPTION OF EMPLOYEE TO TERMINATE EMPLOYMENT. If Employee terminates his employment with the Company (other than in connection with a Change in Control or pursuant to Section 1.1 above), or his employment is terminated by the Company For Cause, the Company's obligation to provide Employee with compensation or employment benefits shall cease upon the effective date of such termination and Employee shall not be entitled to receive any severance payments, or any other payments or reimbursements, in connection with such termination.

     3.7 DUTIES OF EMPLOYEE AFTER TERMINATION OF EMPLOYMENT. Following any termination of Employee's employment with the Company for any reason under
SECTION 3, Employee shall fully cooperate with the Company in all matters relating to the winding up of his pending work on behalf of the Company and the orderly transfer of any such pending work and of his duties and responsibilities for the Company to such other employees of the Company as may be designated by the Company. The Company shall be entitled to such full-time or part-time services of Employee as the Company may reasonably require during all or any part of the thirty (30) day period immediately following any termination of Employee's employment by the Company, excluding Saturdays, Sundays and federal holidays. In addition, to any other severance benefits, Employee shall receive reasonable compensation for any such services so rendered. Immediately upon any termination of Employee's employment with the Company, Employee shall return to the Company any and all property of the Company of any kind or nature whatsoever in Employee's possession, custody or control.

SECTION 4.  FULL-TIME EMPLOYMENT; CONFIDENTIALITY; INDEMNIFICATION.

     4.1 FULL-TIME EMPLOYMENT. Employee will devote his full time, energies and attention to perform all of his duties to the Company under this Agreement. In addition, Employee will not engage in any business, civic or other activities that would interfere with the performance of his duties hereunder. Employee further agrees that he will not perform services, whether or not for compensation, for any person or entity which competes directly or indirectly with the Company.

     4.2 CONFIDENTIALITY. Except as may be required in the ordinary course of performing his duties hereunder. Employee at no time, whether during or after the termination of his employment (other than to promote and advance the business of the Company), will reveal to any person or entity any trade secrets proprietary or confidential business information concerning the Company, including but not limited to, its production processes, inventions, formulae, research results and activities, marketing plans and strategies, pricing policies, customer lists and accounts, business or financial information of the Company which have come to the Employee's knowledge in the course and result of his employment with the Company. These restrictions will not apply to (a) information that is in the public domain through no breach by Employee of this Agreement, (b) information that is required to be disclosed by law or an order of a court, agency or proceeding, or (c) in the event Employee is authorized in writing to disclose such information by the Board of Directors of the Company.

     4.3 RETURN OF ALL COMPANY PROPERTY AND DOCUMENTS. Upon the termination of employment, Employee will immediately return to the Company all property of the Company including, without limitation, all keys, credit cards, documents and information, however maintained (including computer files, tapes, and recordings), concerning the Company and acquired by Employee in the course and scope of his employment (excluding only those documents totaling to Employee's own salary and benefits).

     4.4 COMPANY'S RIGHT TO EQUITABLE RELIEF. Employee acknowledges that the provisions of SECTIONS 4.2, 5.1 and 5.2 are reasonable and necessary to protect the legitimate interests of the Company. If Employee commits a breach, or threatens to commit a breach, of SECTIONS 4.2, 5.1, 5.2 or any other term of this Agreement it is understood and agreed that such conduct would result in immediate and irreparable harm to the Company and would cause damage to the Company which cannot reasonably or adequately be compensated by monetary damages. The Company will be entitled to the remedies of injunction and specific performance by any court having competent equity jurisdiction, and nothing in SECTION 8 herein shall apply or be interpreted to prohibit the Company from seeking such equitable remedies.

     4.5 INDEMNIFICATION. The Company agrees to indemnify and hold harmless Employee from and against all claims, suits, damages, losses, costs and expenses incurred or suffered by Employee by reason of any acts or omissions arising out of Employee's services to or activities on behalf of the Company or its subsidiaries to the full extent permitted by the California General Corporation Law. Employee will also be covered by Zebra's directors and officers liability insurance policy.

SECTION 5.  NON-SOLICITATION AND NON-COMPETITION.

     5.1 NON-SOLICITATION. During the Employment Term and for a period of three (3) years thereafter, Employee agrees that he shall not solicit any customers of the Company, or recruit or cause any other person to recruit any employee of or consultant to the Company, to stop working for, contracting with, or otherwise alter their relationship with the Company or to work for or contract with any business or businesses competitive with the Company.

     5.2 NON-COMPETITION. For a period of one (1) year after termination of employment under this Agreement, Employee shall not (a) compete with the Company or any affiliate or subsidiary of the Company, in the Territory (as defined below), in the conduct of its business as a manufacturer and/or seller of bar code printers and plastic card printers, or (b) engage or participate, directly or indirectly, whether for his own account or for that of any other person, firm or corporation, and whether as a stockholder (except as a stockholder in a publicly held corporation of which Employee owns less than 1% of the outstanding securities of any class), principal, agent proprietor, partner, officer, director, employee or consultant, or in any other capacity. "TERRITORY" shall mean each of the cities, counties or other jurisdictions set forth on EXHIBIT D attached hereto, and any other domestic or foreign jurisdiction in which the Company or any affiliate or subsidiary of the Company, as of the date of the Agreement, has conducted any part of its business, whether design, development, engineering, manufacturing, sale, distribution or servicing of its products or other marketing operations, in any business or businesses substantially similar to the business as conducted by the Company as of the date of this Agreement or as may thereafter be conducted by the Company at any time during the Employment Term.

SECTION 6.  INVENTIONS.

     6.1 INVENTIONS RETAINED AND LICENSED. Employee has attached as EXHIBIT A hereto a list describing all inventions, original works of authorship, developments, improvements, and trade secrets which were made by Employee prior to his employment with the Company (collectively referred to as "PRIOR INVENTIONS"), which belong to Employee, which relate to the Company's proposed business, products or research and development and which are not assigned to the Company hereunder, or, if no such list is attached, Employee represents that there are no such Prior Inventions. If in the course of Employee's employment with the Company, Employee incorporates into an the Company product, process or machine any Prior Inventions owned by Employee or in which Employee has an interest the Company is hereby granted and shall have a nonexclusive, royalty-free, irrevocable, perpetual, worldwide license to make, have made, modify, use and sell such Prior Inventions as part of or in connection with such product process or machine.

     6.2 ASSIGNMENT OF INVENTIONS. Employee agrees that he will promptly make full written disclosure to the Company, will hold in trust for the sole right and benefit of the Company, and hereby assigns to the Company, or its designee, all of Employee's right title, and interest in and to any and all inventions, original works of authorship, developments, concepts, improvements or trade secrets, whether or not patentable or registrable under copyright or similar laws, which Employee may solely or jointly conceive or develop or reduce to practice, or cause to be conceived or developed or reduced to practice, during the period of time Employee is in the employ of the Company (collectively referred to as "INVENTIONS"), except as provided in
SECTION 6.5 below. Employee further acknowledges that all original works of authorship which are made by Employee (solely or jointly with others) within the scope of and during the period of his employment with the Company and which are protectable by copyright are "works made for hire," as that term is defined in the United States Copyright Act.

     6.3 MAINTENANCE OF RECORDS. Employee agrees to keep and maintain adequate and current written records of all Inventions made by Employee (solely or jointly with others) during the term of Employee's employment with the Company. The records will be in the form of notes, sketches, drawings, and any other format that may be specified by the Company. The records will be available to and remain the sole property of the Company at all times.

     6.4 PATENT AND COPYRIGHT REGISTRATIONS. Employee agrees to assist the Company, or its designee, at the Company's expense, in every proper way to secure the Company's rights in the inventions and any copyright patents, mask work rights or other intellectual property rights relating thereto in any and all countries, including the disclosure to the Company of all permanent information and data with respect thereto, the execution of all applications, specifications, oaths, assignments and all other instruments which the Company shall deem necessary in order to apply for and obtain such rights and in order to assign and convey to the Company, its successors, assigns, and nominees the sole and exclusive rights, title and interest in and to such inventions, and any copyrights, patents, mask work rights or other intellectual property rights relating thereto. Employee further agrees that his obligation to execute or cause to be executed, when it is in Employee's power to do so, any such instrument or papers shall continue after the termination of this Agreement. If the Company is unable because of Employee's mental or physical incapacity or for any other reason to secure Employee's signature to apply for or to pursue any application for any United States or foreign patents or copyright registrations covering inventions or original works of authorship assigned to the Company as above, then Employee hereby irrevocably designates and appoints the Company and its duly authorized officers and agents as Employee's agent and attorney-in-fact, to act for and in Employee's behalf and stead to execute and file any such applications and to do all other lawfully permitted acts to further the prosecution and issuance of letters or patent or copyright registrations thereon with the same legal force and effect as if executed by Employee.

     6.5 EXECUTION TO ASSIGNMENTS. Employee understands that the provisions of this Agreement requiring assignment of inventions to the Company do not apply to any invention which qualifies fully under the provisions of California Labor Code Section 2870 (attached as EXHIBIT B). Employee will advise the Company promptly in writing of any inventions that Employee believes meet the criteria in California Labor Code Section 2870 and which are not otherwise disclosed on EXHIBIT A.

SECTION 7. NO MITIGATION OR SET OFF. Employee's right to receive benefits under this Agreement shall not be reduced by reason of Employee's employment with any other employer after termination or resignation of employment with the Company. Any compensation for services rendered or consulting fees earned after the date of termination or resignation shall not diminish Employee's right to receive all amounts due hereunder. The right of Employee to receive benefits under this Agreement shall be absolute and shall not be subject to any set-off, counterclaim, recoupment, defense, duty to mitigate or other right the Company may have against him or anyone else.

SECTION 8. ARBITRATION. Any controversy, dispute or claim arising out of, or relating to or concerning the employment and compensation of Employee or the termination of Employee's employment or a claimed violation of any provision of any local, state or Federal law will be settled by arbitration in Ventura County, California, in accordance with the Rules of the American Arbitration Association (the "AAA") then existing. Should the AAA publish rules designed to accomplish the arbitration of employment disputes between employees not represented by a union and their employers, then those rules will be utilized. This agreement to arbitrate will be specifically enforceable. Judgment upon any award rendered by an arbitrator may be entered in any court having jurisdiction. If the rules of the AAA differ from those of this Section, the provisions of this Agreement will control.

           (a) PROCEDURE FOR ARBITRATION. Subject to the above, any demand for arbitration may be filed with the AAA and served upon the other party at any time within the period covered by the applicable statute of limitations.

           (b) CONDUCT OF ARBITRATION PROCEEDINGS. The cost of the arbitrator will be shared equally by the parties. If there is any issue whatsoever concerning confidentiality or trade secrets, no recording or transcription of the arbitration will take place.

           (c) POWERS OF THE ARBITRATOR. The arbitrator will have no authority to extend, modify or suspend any of the terms of this Agreement. The arbitrator will make his award in writing and shall accompany it with opinion discussing the evidence and setting forth the reasons for his award. The arbitrator shall have the power to make all factual determinations and rule on all issues of law. ANY AWARD RENDERED BY THE ARBITRATOR SHALL BE FINAL AND BINDING UPON EACH PARTY TO THE ARBITRATION AND UNREVIEWABLE FOR ERROR OF LAW OR FOR LEGAL REASONING OF ANY KIND AND ANY SUCH AWARD MAY BE CONFIRMED AND A JUDGMENT ON SUCH AWARD MAY BE ENTERED IN ANY COURT OF COMPETENT JURISDICTION.

           (d) WAIVER OF RIGHT TO TRIAL BY JURY OR COURT. THE COMPANY AND EMPLOYEE EACH WAIVE THEIR RESPECTIVE RIGHTS TO A TRIAL BY JURY OR A TRIAL BEFORE A STATE OR FEDERAL COURT JUDGE OF ANY CLAIM OR CAUSE OF ACTION BASED UPON OR ARISING OUT OF OR RELATED TO THIS AGREEMENT BY ONE PARTY AGAINST ANY OTHER PARTY OR ASSIGNEE, WHETHER WITH RESPECT TO CONTRACT CLAIMS, TORT CLAIMS, OR OTHERWISE. THE COMPANY AND THE EMPLOYEE EACH AGREE THAT ANY SUCH CLAIM OR CAUSE OF ACTION SHALL BE ARBITRATED AS PROVIDED IN THIS SECTION 8. WITHOUT LIMITING THE FOREGOING, THE PARTIES FURTHER AGREE THAT THEIR RESPECTIVE RIGHT TO A TRIAL BY JURY OR A TRIAL BEFORE A STATE OR FEDERAL COURT JUDGE IS WAIVED BY OPERATION OF THIS SECTION AS TO ANY ACTION, COUNTERCLAIM OR OTHER PROCEEDING WHICH SEEKS, IN WHOLE OR IN PART, TO CHALLENGE THE VALIDITY OR ENFORCEABILITY OF THIS AGREEMENT OR ANY PROVISION HEREOF. THIS WAIVER SHALL APPLY TO ANY SUBSEQUENT AMENDMENTS, RENEWALS, SUPPLEMENTS OR MODIFICATIONS TO THIS AGREEMENT.

SECTION 9.  MISCELLANEOUS.

     9.1 NOTICE. Any notice or other communications required or permitted to be given to the parties hereto shall be deemed to have been given when received addressed as follows (or at such other address as the party addressed may have substituted by notice pursuant to this Section):

     (a)   If to the Company:

           Eltron International, Inc.
           41 Moreland Road
           Simi Valley, California  93065-1692
           Telephone:  (805) 579-1800
           Facsimile:  (805) 579-2085

     (b)   If to Employee:

           To the address specified in the first paragraph hereof.

     9.2 HEADING. The captions set forth in this Agreement are for convenience of reference only and shall not be considered as part of this Agreement or as in any way limiting or amplifying the terms and provisions hereof.

     9.3 GOVERNING LAW. The Agreement, shall in all respect, be interpreted, construed and governed by and in accordance with the law of the State of California.

     9.4 SEVERABILITY. If any one or more of the provisions contained in this Agreement shall for any reason be held to be invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect any other provision of this Agreement, but this Agreement shall be construed as if such invalid, illegal or unenforceable provision had never been contained herein and there shall be deemed substituted such other provision as will most nearly accomplish the intent of the parties to the extent permitted by applicable law.

     9.5 WHOLE AGREEMENT. This Agreement embodies all the representations, warranties, covenants and agreements of the parties in relation to the subject matter hereof, and no representations, warranties, covenants, understandings or agreements or otherwise, in relation thereto exist between the parties, or in an instrument in writing signed by the party to be bound thereby which makes reference to this Agreement.

     9.6 NO RIGHTS IN THIRD PARTIES. Nothing herein expressed or implied is intended to or shall be construed to confer upon or give to any person, firm or other entity, other than the parties hereto and their respective successors and assigns or personal representatives, any rights or remedies under or by reason of this Agreement.

     9.7 ASSIGNMENT. The Company may assign its rights and delegate its responsibilities under this Agreement to any successor corporation or to any corporation which acquires all or substantially all of the operating assets of the Company by merger, consolidation, dissolution, liquidation, combination, sale or transfer or assets or otherwise. Employee may not assign any rights or obligations under this Agreement.

     9.8 AMENDMENT. The Agreement may not be amended orally but only by an instrument in writing duly executed by the parties hereto.

     9.9 COUNTERPARTS. This Agreement may be executed simultaneously in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same Agreement.

     9.10 SURVIVAL OF OBLIGATIONS. Notwithstanding anything to the contrary set forth in this Agreement, the obligations set forth in SECTIONS 4, 5, 6 AND 8 shall survive any termination of this Agreement.

     IN WITNESS WHEREOF, the Company and Employee have caused this Agreement to be duly executed and delivered as of the date first written above.

"EMPLOYEE":                        "COMPANY":

                                   ELTRON INTERNATIONAL, INC.


                                   By:
-----------------------------         ----------------------------------
HUGH K. GAGNIER                    Name:
                                        --------------------------------
                                   Title:
                                         -------------------------------


                                   "ZEBRA"

                                   ZEBRA TECHNOLOGIES CORPORATION


                                   By:
                                      ----------------------------------
                                   Name:
                                        --------------------------------
                                   Title:
                                         -------------------------------

                                  APPENDIX I
                                      TO
                              EMPLOYMENT AGREEMENT

During the Employment Term, the additional compensation Employee is entitled to receive will be reviewed each December by the Compensation Committee of the Board of Directors and fixed effective January 1 of the coming year.

The following defines the criteria to be used for allocating the 1998 bonus program to Employee:

     MOST IMPORTANT TASKS: (MIT) Employee shall be entitled to receive a maximum quarterly bonus equal to 75% of his quarterly salary. MIT's will be created by Employee and approved by the Compensation Committee of the Board of Directors, prior to the beginning of each quarter. Each task will be assigned a numerical weighing for bonus allotment. At the end of each quarter, MIT's will be reviewed by Employee and the Compensation Committee of the Board of Directors to assess task completion and to compute the amount of bonus to be awarded for the prior quarter.

The following defines the criteria to be used for allocating the 1999 and 2000 bonus program to Employee:

     MOST IMPORTANT TASKS: (MIT) Employee shall be entitled to receive a maximum quarterly bonus equal to 75% of his quarterly salary. MIT's will be created by Employee and approved by the Chairman and Chief Executive Officer of Zebra, prior to the beginning of each quarter. Each task will be assigned a numerical weighing for bonus allotment. At the end of each quarter, MIT's will be reviewed by Employee and the Chairman and Chief Executive Officer of Zebra to assess task completion and to compute the amount of bonus to be awarded for the prior quarter.

                                  EXHIBIT A
                                      TO
                             EMPLOYMENT AGREEMENT


     The following is a list describing all inventions, original works of authorship, developments, improvements, and trade secrets of Employee:



-----      No Inventions, improvements, etc. listed.
-----      Addition Sheets Attached



                                            -----------------------------
                                                      Employee

                                  EXHIBIT B
                                      TO
                             EMPLOYMENT AGREEMENT


                      California Labor Code Section 2870:

           Section 2870.  Employment agreements; assignment of rights.

     (a) Any provision in an employment agreement which provides that an employee shall assign, or offer to assign, any of his or her rights in an invention to his or her employer shall not apply to an invention that the employee developed entirely on his or her own time without using the employer's equipment, supplies, facilities, or trade secret information except for those inventions that either:

           (1) Relate at the time of conception or reduction to practice of the invention to the employer's business, or actual or demonstrably anticipated research or development of the employer, or

           (2) Result from any work performed by the employee for the employer.

     (b) To the extent a provision in an employment agreement purports to require an employee to assign an invention otherwise excluded from being required to be assigned under subdivision (a), the provision is against the public policy of this state and is unenforceable.

                                  EXHIBIT C
                                      TO
                             EMPLOYMENT AGREEMENT

                          ZEBRA 1997 Stock Option Plan

                                  EXHIBIT D
                                      TO
                             EMPLOYMENT AGREEMENT

                            List of Jurisdictions


Los Angeles, Los Angeles County, California
Simi Valley, Ventura County, California
Greenville, Outagamie County, Wisconsin
Camarillo, Ventura County, California


OFFICES:

Coral Gables, Florida
Marietta, Georgia
Rochelle Park, New Jersey
Schaumburg, Illinois
Chesire, Connecticut
Malvern, Pennsylvania
Bloomington, Minnesota